AGREEMENT

                                  made between


International Lottery in Liechtenstein Stiftung (InterLotto) represented by the member of the Board having single signatory power Hugo Sele, attorney at law, Vaduz


                                       and

                  Electronic Fundraising Company Limited (EFO)


1.0      OVERVIEW

1.1 InterLotto is a charitable Foundation which is authorised and controlled by the Liechtenstein Government. The Liechtenstein Government has the right to give one year's notice to terminate the authorisation on December 31, 2010. If the Liechtenstein Government decides to authorise another Internet lottery after the year 2010, InterLotto has an option to renew the licence on a first refusal basis. The conditions under which a renewal takes place are not known at this stage.

1.2 InterLotto has contracted with the Foundation of the International Federation of Red Cross and Red Crescent Societies (FIFRC) to have the InterLotto weekly international lottery redesigned and rebranded to reflect that the benefits support the work of FIFRO (Appendix 1).

1.3 EFC has acquired the business of Walton Consulting Limited with effect from 1 September 1997, including its contract to provide software for InterLotto (Dated 4 April 1997), its staff, premises and hardware.

1.4 EFC wishes to undertake extended Internet marketing of the InterLotto lotteries using its own distribution system.

1.5 EFC is free, subject to the ongoing consent of the Red Cross and Red Crescent Societies in the territory, to promote and market the InterLotto lotteries in any manner that is legal and conforms to the FIFRC InterLotto agreement.

1.6 EFC is free, subject to the agreement of InterLotto, to negotiate with an alternative charity to replace the FIFRC in the event that the FIFRC elects not to renew its agreement with InterLotto in 2002.


                                                                             /S/

2.0      INTERLOTTO RESPONSIBILITIES

2.1 InterLotto is providing lottery games on the Internet for the period of its licence from the Liechtenstein Government.

2.2 InterLotto will establish procedures and specify the file format for bulk data submission where required.

2.3 InterLotto undertakes to facilitate the development of new game software in agreement with EFC.

2.4 InterLotto will credit EFC's portion of the revenue earned on the specified lotteries to EFC's nominee. Payment will be made in the week following the week of receipt, net of EFC's share of any credit card charge backs from previous weeks.

2.5 The audited statement of gross receipts and EFC's commission for the same period will be submitted to EFC within 3 months of the end of InterLotto's financial year.

2.6 InterLotto will give EFC access to all banking and player transaction data via on line transmission.


3.0      EFC RESPONSIBILITIES

3.1 EFC will establish and maintain a suitable structure to facilitate software development, marketing and sales of InterLotto products.

3.2 EFC undertakes not to bring InterLotto or FIFRC into disrepute by marketing or selling the InterLotto lotteries in any fashion deemed to be illegal or undesirable. EFC will present the details of its marketing strategy to InterLotto at regular intervals, but at least four times per year, to enable InterLotto to ensure that the proposed strategy will not bring InterLotto or FIFRO into disrepute and to ensure that the said strategy complies with the terms of the FIFRC contract. EFC will comply with the alterations to this strategy which the FIFRC deems to be necessary.

3.3 The responsibility for all costs of promotion of the InterLotto lotteries, including all costs of promotion on the Internet, lies with EFC.

3.4 The responsibility for financing and installation of hardware for extended Internet sales lies with EFC.

3.5 EFC undertakes to report to InterLotto every three months on legal difficulties associated with the marketing and distribution of InterLotto products in all areas of extended Internet marketing.

                                                                             /S/

4.0      COMMISSION EXCLUSIVITY

4.1 EFC will receive 10% of all entry fees made via the indirect access technology and 10 % of all entry fees from direct Internet access, except where existing players of InterLotto receive 5% for referrals, in which case EFC's share will be reduced accordingly.

4.2 InterLotto undertakes not to pay any distribution commission to any party other than EFC for the duration of this agreement, other than as disclosed in terms of clause 4.1.

4.3 EFC, its operators, agents and franchisees may mark up the cost of entries for InterLotto games, for their own benefit, by approximately 25%, subject to the on going agreement of InterLotto.

4.4 The price of the exclusivity referred to in 4.2 is one million five hundred thousand pounds sterling, payable at the time that this agreement is signed, in terms of Phase 1 of EFC's prospectus. A further three million five hundred thousand pounds sterling is payable in accordance with Phase 2 of the prospectus, which will be used by InterLotto to provide adequate infrastructure to cater for higher volumes of turnover on its Internet site.


5.0      TERMINATION

5.1 This agreement will extend until 31 December, 2010 or any longer period for which the existing licence of InterLotto is extended by the Liechtenstein Government.

5.2 This agreement may be terminated by InterLotto in the event of EFC not complying with FIFRC requirements in terms of clause 3.2. This clause shall not be unreasonably invoked.

5.3 In the event that EFC defaults on this contract, operators, agents and franchisees may negotiate independently with InterLotto to continue their respective operations.


6.0      TERRITORY

6.1 This agreement covers all countries of the world except Liechtenstein and Switzerland.

                                                                             /S/

7.0      LAW

7.1 This agreement will be governed by Liechtenstein law whose courts will be the courts of jurisdiction.


Sept. 25, 1997                            25th Sept. 1997
--------------                            ---------------
place/date                                place/date


The International Lottery in              Electronic Fundraising Company Limited
Liechtenstein Foundation



/S/ Hugo Sele                             /S/
-----------------------------             --------------------------------------
Hugo Sele

                                    AGREEMENT

                                  made between

International Lottery in Liechtenstein Stiftung (InterLotto) represented by the member of the Board having single signatory power
Hugo Sele, attorney at law, Vaduz


                                       and

Electronic Fundraising Company Limited

1. The parties entered into an agreement dated 25 September 1997, a copy of which is attached hereto and initialled by each of the parties for the purposes of identification (the "Initial Agreement").

2. The parties have agreed to vary the terms of the Initial Agreement on the terms and subject to the conditions of this agreement.

3. The Initial Agreement shall be varied by the deletion of Clause 4.4 and the insertion of the following in its place:

         4.4 The price of the exclusivity referred to in 4.2 is one million five hundred thousand pounds sterling, payable at the time this Agreement is signed, in the terms of Phase 1 of EFC's prospectus dated 7 July 1998.

         4.5 A further three million five hundred thousand pounds sterling (the "Commission") will be payable by EFC to ILLF at such time as EFC has, in the reasonable opinion of the directors of EFC after consultation with ILLF, sufficient working capital and cash flow to make the payment. ILLE acknowledges that EFC does not have sufficient working capital or cashflow at the date of this agreement.

         4.6 The Commission will be used by ILLF to provide adequate infrastructure to cater for higher volumes of turnover on its Internet site.

4. Save as provided in this agreement the Initial Agreement shall remain of full force and effect.

5. This agreement will be governed by Liechtenstein law whose courts will be the courts of jurisdiction.

                                                                             /S/

19.11.1998                                    London  30.11.98
---------------------------                   -------------------------------
place/date                                    place/date


The lnternational Lottery                     Electronic Fundraising Company plc
in Liechtenstein Foundation


/S/ Hugo Sete                                 /S/ Alan Tucker
----------------------------------            ----------------------------------
Hugo Sete                                     Alan Tucker